Exhibit 99.1 News Release October 24, 2018 Wells Fargo Provides Organizational and Leadership Update Chief Administrative Officer and Chief Auditor begin leaves of absence; new leaders named SAN FRANCISCO – Wells Fargo & Co. (NYSE: WFC) announced today that Chief Administrative Officer Hope Hardison and Chief Auditor David Julian have begun leaves of absence from Wells Fargo and will no longer be members of the company’s Operating Committee. These leaves relate to previously disclosed ongoing reviews by regulatory agencies in connection with historical retail banking sales practices. These leaves of absence are unrelated to the company’s reported financial results or internal financial controls. The company has made key leadership appointments, effective immediately: For the Chief Administrative Office functions: • David Galloreese continues as head of Human Resources and will report directly to CEO and President Tim Sloan and join the Operating Committee. Cara Peck, who heads the Culture and Change Management teams, will report directly to Galloreese. • Jim Rowe continues as head of Stakeholder Relations and will report directly to Sloan. Stakeholder Relations will expand to include Corporate Philanthropy and Community Relations, headed by Jon Campbell. For the Audit Services function: • Kimberly Bordner, currently executive audit director, will become the company’s acting Chief Auditor. The function will continue to report to the Board of Directors’ Audit & Examination Committee (and administratively to Sloan). The company will conduct an internal and external search for the role. In addition, current Operating Committee members will take on additional responsibilities that were part of the Chief Administrative Office: • Chief Financial Officer John Shrewsberry will oversee Data Management and Insights, led by Zac Maufe, and Commitment to Customer Center of Excellence, headed by Joe Rice. • Avid Modjtabai, head of Payments, Virtual Solutions and Innovation, will assume responsibility for Marketing, led by Jamie Moldafsky. Marketing will continue to serve the enterprise and Wells Fargo’s businesses. • Chief Risk Officer Mandy Norton will assume responsibility on an interim basis for Integration and Planning, led by Sophie Sharp, as the company refines the final organizational alignment. © 2018 Wells Fargo Bank N.A. All rights reserved. For public use.

The Operating Committee is led by Sloan and composed of Mary Mack, head of Consumer Banking; Avid Modjtabai, head of Payments, Virtual Solutions and Innovation; Perry Pelos, head of Wholesale Banking; Jon Weiss, head of Wealth and Investment Management; David Galloreese, head of Human Resources; Mandy Norton, Chief Risk Officer; Allen Parker, General Counsel; and John Shrewsberry, Chief Financial Officer. In addition, the company previously announced that it is hiring a new technology leader who will report to Sloan and join the Operating Committee. “Because of the depth of our management team, we are confident in our ability to ensure an effective transition,” Sloan said. “During the past two years, we have become more customer-focused, made significant leadership and board changes, strengthened risk management and controls, simplified the organization, and invested in our team members. We remain steadfast in our focus on making things right for customers and building a better Wells Fargo.” About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.9 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,950 locations, 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 37 countries and territories to support customers who conduct business in the global economy. With approximately 262,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 26 on Fortune’s 2018 rankings of America’s largest corporations. News, insights and perspectives from Wells Fargo are also available at Wells Fargo Stories. Media Arati Randolph, 704-383-6996 arati.randolph1@wellsfargo.com Mark Folk, 704-383-7088 mark.folk@wellsfargo.com or Investor Relations John Campbell, 415-396-0523 john.m.campbell@wellsfargo.com ### © 2018 Wells Fargo Bank N.A. All rights reserved. For public use.